Exhibit 23.2

Brian F. Faulkner
A Professional Law Corporation
27127 Calle Arroyo, Suite 1923
San Juan Capistrano, California 92675
(949) 240-1361

July 26, 2011

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

Re:           Andain, Inc. 2011 Stock and Option Plan

Dear Sir/Madame:

I have acted as counsel to Andain, Inc., a Nevada corporation (“Company”), in connection with its registration statement on Form S-8 relating to the registration of 2,000,000 shares of its common stock (“Shares”), $0.001 par value per Share, which are issuable pursuant to the Company’s 2011 Stock and Option Plan.  I hereby consent to all references to my firm included in this registration statement, including the opinion of legality.

Sincerely, /s/ Brian F. Faulkner Brian F. Faulkner, Esq.